Exhibit 99.2

Destination Maternity Corporation

Second Quarter Fiscal 2015

Conference Call Remarks

8/27/2015

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thank you, operator. Good morning, everyone, and welcome to Destination Maternity’s second quarter fiscal 2015 earnings call. The earnings release that was disseminated this morning is available on the Investors section of our website. Additionally, we will file our 10-Q today with the SEC.

The earnings release contains definitions of various financial terms as well as reconciliations of certain non-GAAP financial measures we will be discussing in today’s call.

This call will include certain forward-looking statements within the meanings of the Federal Securities laws. These statements relate to expectations, beliefs, projections, trends and other matters that are not historical facts and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today are Anthony Romano, Chief Executive Officer, and Chris Daniel, President. Tony will open with an overview of the quarter and progress toward our long-term plan and I will follow with additional commentary on our financial results and future financial guidance. Tony will provide closing remarks after which we will all be available to take your questions. It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer

Thank you, Judd, and good morning, everyone. We appreciate you investing your time with us today.

Before I review the results regarding our second quarter and year-to-date performance, I would like to first note that August 11th marked an important milestone for me at Destination Maternity - my one year anniversary. I am pleased to say that I am encouraged by the progress we have made over the last year and believe firmly that the strategies we are implementing and the culture we are building position our Company for continued improvement in sales productivity and profitability. Here are some of the highlights of our Company’s accomplishments during my first year.

In the past year:

•	We re-energized our customer focus vastly improving her shopping experience. She is at the center of everything we do.

•	We took steps to begin to improve our business processes with a renewed focus on inventory management, by reducing aged inventory, implementing a markdown cadence that is more typical of specialty retail, and by adopting a more rigorous product life cycle calendar and associated processes to optimize product purchase, flow and exit.

•	We complimented our leadership team by adding experienced executives with proven track records in Planning & Allocation, Store Operations, Human Resources, Merchandising, eCommerce and Strategic Partnerships. As a result, we move forward with a strong team positioned to achieve our goals.

•	We developed a plan to optimize our real estate with an enhanced focus on our key brands, Motherhood and A Pea in the Pod, both of which have very strong brand recognition and operate in a specialty store setting – a format our customer prefers.

•	We completed the relocation of our home offices to Moorestown, New Jersey and are finalizing our transition to a new, relocated Distribution Center in Florence, New

Jersey. While we experienced some disruption in inventory movement and fulfillment as we transitioned to our new DC, we expect this headwind to be temporary and we remain on track to benefit in fiscal 2016 from increased efficiencies from the move to our new DC.

I am pleased with the amount of progress we made in the past year, including our second quarter. And while our second quarter Adjusted EBITDA trailed a year ago, I am pleased with the progress we are making toward our stated strategy and expect to build upon our early successes, as we move through the year and longer term.

Highlighting our progress, the second quarter included positive comparable store sales, which rose 2.0% in total and were positive in each month of the quarter. Our comp was driven primarily by increased transactions resulting in additional unit sales as we took aggressive actions to exit the spring and summer seasons. Inventory declined 11% versus the second quarter last year. This has been a key priority for us, as our inventory was purchased under a previous methodology and resulted in us coming into the quarter with high levels. While our actions to reduce inventory resulted in increased promotional activity pressuring margins, we believe we will continue to improve incrementally in how we order and sell through our inventory and that we have made some progress in improving product flows for the coming seasons. A key part of this continual improvement will be the implementation of our new allocation tool, which will be in place in the first half of 2016. This tool will be instrumental in assisting us to flow product in a more consistent, repeatable and scalable manner.

From a liquidity perspective, we increased our financial flexibility by extending our current Wells Fargo revolving credit facility so that it now will stay in place until 2020. We see this as a sign of confidence from our lender in our go forward strategy. In addition, once again our Board declared a regular quarterly dividend of $0.20 per share. The declaration of the dividend remains, of course, a quarter-by-quarter determination by the Board but we appreciate the Board’s confidence in our plan’s ability to generate sufficient cash to cover this allocation of capital.

In terms of product:

•	Our fashion forward Jessica Simpson and Wendy Bellissimo collections performed well at Motherhood, while our Rachel Zoe collection and our Beyond Yoga assortment at A Pea in the Pod also had strong sales performance.

These exclusive and unique product offerings bring the brands and collections that differentiate us from others allowing us to win more consistently.

•	Across categories, we continue to be very pleased with the performance of our pants, where we believe we stand apart given our unmatched fit, driving customer loyalty.

•	Knit tops continue to be challenging for us but we remained focused on improving our offering, increasing our tops to bottoms sales ratio and thereby growing units per transaction and transaction value.

•	In intimates, nursing bras and nursing tops continue to perform well and show opportunity for continued growth.

As it relates to our real estate, we see significant potential to optimize our footprint to drive more profitable sales. From our analysis we have determined that the best course of action to improve performance is to de-emphasize the multi-brand Destination Maternity nameplate and, instead, focus our resources on our main brands, Motherhood and A Pea in the Pod, where we enjoy industry leading maternity brand awareness.

•	Going forward, we will favor smaller, single-brand Motherhood and A Pea in the Pod stores in our real estate strategy with careful consideration on how the stores integrate with our lease partners as well as the eCommerce opportunity within a market with a goal of maximizing market profit potential through opportunistic openings and closings aligned with natural lease expirations.

On the technology front we are pleased to announce that we have selected JDA, an industry leader, as our partner for the implementation of a new best-in-class product allocation tool, which is on track for a spring 2016 launch. Inventory management remains a top priority and a key driver of profitable sales growth. When fully implemented this tool will be a critical enabler to our success.

Before turning the call over to Judd, I would like to also note our grand opening in Harrods department store, in London, England, our first non-US based lease partner. We are delighted and honored to be selected as the exclusive maternity provider for Harrods; a legendary brand who is recognized globally as the number one department store in the world for luxury branded merchandise. Our focus to provide each mom-to-be with high quality, fashion right, great fitting apparel combined with exceptional service to create a truly special shopping experience will complement the Harrods experience perfectly. With that, I would now like to turn the call over to Judd to review our financial results and outlook in more detail.

Judd P. Tirnauer, Executive Vice President & Chief Financial Officer

Thanks, Tony. I will briefly cover the second quarter and year-to-date results and then address our future financial guidance.

•	Net sales for the second quarter were $119.3 million compared to $120.8 million a year ago.

•	The slight decrease in sales was primarily due to our continued efforts to close underperforming stores and decreased sales from our licensed relationship, partially offset by an increase in comparable sales. As Tony mentioned, comparable sales for the quarter increased 2.0% versus a decrease of 5.9% a year ago.

•	Gross margin decreased by approximately 340 basis points to 46.4% from 49.8% for the three months ended August 2, 2014. The year-over-year decline in gross margin is consistent with our previous outlook and reflects price promotion and markdown activity to drive sales and more aggressively manage aged inventory and excess current season inventory.

•	Inventory purchases for the spring and summer season were made under our previous allocation methodology and were projected to have excess units relative to the current sales plan. This is expected to continue to pressure margins in the third quarter, as we transition seasons and ensure timely exit of seasonal product in an effort to achieve healthy inventory levels.

•	SG&A expense increased 2.4%, and as a percentage of net sales were 51.7% compared to 49.8% for the three months ended August 2, 2014. The increased SG&A was driven by higher corporate headquarters rent, self-insured employee healthcare benefits and variable incentive compensation, substantially offset by cost reductions resulting from our continued closure of underperforming stores, and lower marketing and advertising expense.

•	Adjusted EBITDA before other charges was $2.5 million versus $4.2 million a year ago.

•	Adjusted loss per share totaled $0.12 for the quarter compared to an adjusted loss per share of $0.02 in the comparable 2014 three month period.

•	During the second quarter, we incurred pretax other charges of $1.6 million. Consistent with our guidance, these were comprised of $1.1 million related to the relocation of our distribution facilities and $0.5 million related to management and organizational changes.

•	In addition, we realized pretax income of $4.0 million from store asset impairments, store closings and other asset disposals, including a $4.1 million cash benefit as incentive for early termination of a superstore lease.

Turning to our year-to-date results:

•	Net sales for the six month period ended August 1, 2015 were $260.9 million compared to $264.3 million a year ago.

•	The slight decrease in sales was primarily due to our continued efforts to close underperforming stores, partially offset by an increase in comparable sales. For the six month period, comparable sales increased 0.2% versus a decrease of 4.8% a year ago.

•	Gross margin decreased by 370 basis points to 48.6% from 52.3% for the six months ended August 2, 2014. The year-over-year decrease in gross margin is consistent with our expectation and reflects price promotion and markdown activity to drive sales and more aggressively manage inventory including our continued efforts to exit the season as clean as possible.

•	SG&A increased 0.8%, and as a percentage of net sales were 48.2% compared to 47.2% for the comparable period a year ago.

•	Adjusted EBITDA before other charges was $14.5 million versus $22.3 million a year ago.

•	Adjusted net income per diluted share totaled $0.15 for the six months ended August 1, 2015 compared to adjusted net income per share of $0.57 for the six months ended August 2, 2014.

•	During the six month period, we incurred pretax other charges of $3.4 million. These were comprised of $2.1 million related to the relocation of our distribution facilities and $1.3 million related to management and organizational changes.

•	In addition, we realized pretax income of $2.9 million from store asset impairments, store closings and other asset disposals, including the $4.1 million cash benefit from the early superstore lease termination.

Turning to the balance sheet.

As of August 1, 2015:

•	Our inventory at quarter end totaled $73.6 million, down significantly from $82.2 million at August 2, 2014.

•	Also at quarter end, we had $21 million of outstanding borrowings under our credit facility and $33.8 million of availability based on our Borrowing Base formula.

Our financial guidance for full year 2015 is as follows:

•	We project comparable sales to be essentially flat, with greater comp sales increases in the fourth quarter.

•	We project gross margin to be flat to last year, increasing significantly in the fourth quarter, as the earlier comparable periods were affected by price promotion and markdown activity to drive sales and more aggressively manage aged inventory and exit current season merchandise in a timely manner.

We also continue to project full year other charges of approximately $4 million primarily related to the relocation of our distribution center and execution of our transformation strategic initiatives.

Our projection for the full year fiscal 2015 capital expenditures is approximately $27 million, which includes $10 million related to the headquarters and distribution center relocations and $17 million related to new stores, store relocations and remodels and investments in technology, including the inventory allocation system Tony mentioned earlier.

In the second quarter, we opened 3 stores and closed 8. We ended the quarter with 552 stores.

In closing, we remain financially conservative, applying a measured approach to spending as we progress toward our objectives. We also remain focused on actively managing our inventory to optimize product purchase, flow and timely exit.

With that I will turn the call back over to Tony for some closing remarks.

Anthony M. Romano, Chief Executive Officer

Thanks Judd. In summary, although we are still only at the beginning of our journey I am excited at the progress made in my first year to create a platform for Destination Maternity to achieve sustainable profitable growth. We have re-built our team, identified our key operational challenges and objectives and developed strategies to address each of these.

The second quarter and first half represent solid building blocks toward our long term goals of:

•	becoming more customer-focused and product-centric;

•	driving sales growth and inventory productivity; and

•	building a winning culture.

We remain dedicated to consistently bringing our customers strong fashion, differentiation and function in her maternity wear. I firmly believe we have the right action plan in place to deliver continued improvement in the back half of the year and more so in 2016 with a long term objective of achieving an Adjusted EBITDA margin of 10%.

And, now I would like to turn the call over to the operator to begin the question and answer portion of the call.

Following Questions:

Thank you, operator. Thank you again for joining us today. We look forward to speaking with you when we report third quarter results in early December.